Exhibit 4.2

EXECUTION COPY

THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AND VOTING AGREEMENT

THEROX, INC.

JANUARY 29, 2008

i

THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AND VOTING AGREEMENT

This Third Amended and Restated Investors’ Rights and Voting Agreement (this “Agreement”) is made this 29th day of January, 2008, by and among TherOx, Inc., a Delaware corporation, and the persons identified on Schedule I hereto (the “Investors”), and amends and restates that certain Second Amended and Restated Investors’ Rights Agreement dated July 2, 2005 (the “Existing Agreement”).

R E C I T A L S

WHEREAS, pursuant to the Existing Agreement, the Company granted to certain of the Investors who are holders of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Shadow Preferred (as defined below) and certain Warrants (as defined below) to purchase shares of the Company’s Common Stock and certain named holders of the Company’s Common Stock (the “Previous Investors”) certain registration and other rights;

WHEREAS, the Company has concurrently herewith entered into a Series J Preferred Stock Purchase Agreement (the “Series J Purchase Agreement”) with certain Investors listed on Exhibit A thereto (the “Series J Investors”), whereby the Series J Investors have agreed to purchase up to 4,699,101 shares in the aggregate of the Company’s Series J Preferred Stock; and

WHEREAS, the Company, the Previous Investors and the Series J Investors all desire to amend and restate the Existing Agreement and extend certain of the rights under the Existing Agreement, as so amended, to the Series J Investors and to make other amendments as set forth herein.

NOW, THEREFORE, the parties agree to amend and restate the Existing Agreement in its entirety as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Sale” means: (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a Company Subsidiary is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a Company Subsidiary in which the holders of shares of capital stock of the Company immediately prior to such merger or consolidation continue to hold, immediately following such merger or consolidation, at least a majority, by voting power of the capital stock of (I) the surviving or resulting corporation or (II) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company Subsidiary of all or substantially all the assets or intellectual property of the Company and the Company Subsidiaries taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company Subsidiary).

“Company Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Company Subsidiary) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“day” means calendar day.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Indemnified Party” means a party entitled to indemnification pursuant to Section 2.5.

“Indemnifying Party” means a party obligated to provide indemnification pursuant to Section 2.5.

“Initial Public Offering” means the initial underwritten public offering of shares of Common Stock pursuant to an effective Registration Statement.

“Initiating Holders” means the Investors initiating a request for registration pursuant to Section 2.1(a) or 2.1(b), as the case may be.

“Other Holders” means any persons owning or having the right to acquire Common Stock of the Company that are not within the definition of Registrable Shares.

“Preferred Stock” means the preferred stock, $0.001 par value per share, of the Company.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Qualifying Public Offering” means the closing of an offering of Common Stock, at a price to the public of at least $12.77 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act and the rules and regulations of the Commission, resulting in aggregate proceeds to the Company (before deduction of underwriters commissions and expenses) of at least $40,000,000.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Shares” means (i) the shares of Common Stock issuable or issued upon conversion or exercise of (A) the Series A Preferred Stock (B) the Series B Preferred Stock, (C) the Series C Preferred Stock, (D) the Series D Preferred Stock, (E) the Series E Preferred Stock, (F) the Series F Preferred Stock, (G) the Series G Preferred Stock, (H) the Series H Preferred Stock, (I) the Series I Preferred Stock, (J) the Series J Preferred Stock, (K) the Shadow Preferred, (L) the Warrants, (ii) for all purposes except Sections 2.1 and 5.7 of this Agreement, the One Hundred Nine Thousand Nine Hundred (109,900) shares of Common Stock held, as of the date of this Agreement, by Drs. Zalesky and Spears, (iii) the Two Thousand Five Hundred (2,500) shares of Common Stock held, as of the date of this Agreement, by Daniel J. Grady, (iv) any other shares of Common Stock, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities acquired by the Investors, and (v) any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations or similar events). Notwithstanding the foregoing, Registrable Shares shall not include shares of Common Stock (a) sold pursuant to a Registration Statement or Rule 144 under the Securities Act, or (b) at such time, following an Initial Public Offering, as they are eligible for sale without restriction pursuant to Rule 144(k) under the Securities Act within any 90-day period. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion of any applicable convertible securities even if such conversion has not been effected.

“Registrable Shares then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Shares.

“Registration Expenses” means all expenses incurred by the Company in complying with the provisions of Section 2, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the reasonable fees and expenses of one counsel selected by the Selling Stockholders to represent the Selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of Selling Stockholders’ own counsel (other than the counsel selected to represent all Selling Stockholders).

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-4 or Form S-8, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Selling Stockholder” means any Investor owning Registrable Shares included in a Registration Statement.

“Shadow Preferred” shall have the meaning set forth in the Company’s Third Amended and Restated Certificate of Incorporation, as amended to date.

“Warrants” means those certain warrants to purchase shares of Common Stock issued in connection with the Company’s bridge financing transactions pursuant to agreements dated February, March and December 2004.

2. Registration Rights.

2.1 Required Registrations.

(a) At any time after the earlier of (i) the fifth anniversary of the effective date of this Agreement or (ii) six months after the closing of the Initial Public Offering, an Investor or Investors holding in the aggregate at least 30% of the Registrable Shares then outstanding may request, in writing, that the Company effect the registration on Form S-1 or Form S-2 (or any successor form) of Registrable Shares owned by such Investor or Investors having an aggregate value of at least $5,000,000 (based on the market price or fair value on the date of such request).

(b) At any time during which the Company is eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), an Investor or Investors holding in the aggregate at least 30% of the Registrable Shares then outstanding may request, in writing, that the Company effect the registration on Form S-3 (or such successor form), of Registrable Shares having an aggregate value of at least $1,000,000 (based on the public market price on the date of such request).

(c) Upon receipt of any request for registration pursuant to this Section 2, the Company shall promptly give written notice of such proposed registration to all other Investors. Such Investors shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Investors may request in such notice of election, subject in the case of an underwritten offering to the terms of Section 2.1(d). Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on an appropriate registration form of all Registrable Shares which the Company has been requested to so register; provided, however, that in the case of a registration requested under Section 2.1(b), the Company will only be obligated to effect such registration on Form S-3 (or any successor form).

(d) If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or (b), as the case may be, and the Company shall include such information in its written notice referred to in Section 2.1(c). In such event, (i) the right of any other Investor to include its Registrable Shares in such registration pursuant to Section 2.1(a) or (b), as the case may be, shall be conditioned upon such other Investor’s participation in such underwriting on the terms set forth herein, and (ii) all Investors including Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters managing the offering; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Investors distributing Registrable Shares by means of such underwriting materially greater than the obligations of the Investors pursuant to Section 2.5 hereof. The Initiating Holders shall have the right to select the managing underwriter(s) for any underwritten offering requested pursuant to Section 2.1(a) or (b), subject to the approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed. If any Investor who has requested inclusion of its Registrable Shares in such registration as provided above disapproves of the terms of the underwriting, such Investor may elect, by written notice to the

Company, to withdraw its Registrable Shares from such Registration Statement and underwriting. If Other Holders request to be included in any registration for an underwritten offering requested pursuant to Section 2.1, the Company may include the securities of such Other Holders in such registration and underwriting on the terms set forth herein applicable to the Investors. If the managing underwriter advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the shares held by Other Holders shall be excluded from such Registration Statement and underwriting to the extent deemed advisable by the managing underwriter, and if a further reduction of the number of shares is required, the number of shares that may be included in such Registration Statement and underwriting shall be allocated among all Investors requesting registration in proportion, as nearly as practicable, to the respective number of Registrable Shares held by them on the date of the request for registration made by the Initiating Holders pursuant to Section 2.1(a) or (b), as the case may be. If any such stockholder would thus be entitled to include more shares than such stockholder requested to be registered, the excess shall be allocated among other participating stockholders pro rata in the manner described in the preceding sentence. If the managing underwriter has not limited the number of Registrable Shares or other securities to be underwritten, the Company may include securities for its own account in such registration if the managing underwriter so agrees and if the number of Registrable Shares and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(e) The Company shall not be required to effect more than two registrations pursuant to Section 2.1(a) or more than two registrations per calendar year pursuant to Section 2.1(b). In addition, the Company shall not be required to effect any registration within six months after the effective date of the Registration Statement relating to the Initial Public Offering. For purposes of this Section 2.1(e), a Registration Statement shall not be counted until such time as such Registration Statement has been declared effective by the Commission (unless the Initiating Holders withdraw their request for such registration (other than as a result of a material adverse change in the business or financial condition of the Company which is made known to the Investors after the date on which such registration was requested and the request was withdrawn upon learning such information) and elect not to pay the Registration Expenses therefor pursuant to Section 2.4). For purposes of this Section 2.1(e), a Registration Statement shall not be counted if less than all of the total number of Registrable Shares that Investors have requested to be included in such Registration Statement are so included unless such reduction is as a result of an exercise of the underwriter’s cut-back provisions.

(f) If at the time of any request to register Registrable Shares by Initiating Holders pursuant to this Section 2.1, the Company is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of 45 days from the date of such request, such right to delay a request to be exercised by the Company not more than once in any 12-month period.

2.2 Incidental Registration.

(a) Whenever the Company proposes to file a Registration Statement covering shares of Common Stock (other than a Registration Statement filed pursuant to Section 2.1) at any time and from time to time, it will, prior to such filing, give written notice to all Investors of its intention to do so. Upon the written request of an Investor or Investors given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall, subject to Section 2.2(b) below, use its commercially reasonable efforts to cause all Registrable Shares which the Company has been requested by such Investor or Investors to be included in such Registration Statement to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Investor or Investors; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.2 without obligation to any Investor.

(b) If the registration for which the Company gives notice pursuant to Section 2.2(a) is a registered public offering involving an underwriting, the Company shall so advise the Investors as a part of the written notice given pursuant to Section 2.2(a). In such event, (i) the right of any Investor to include its Registrable Shares in such registration pursuant to this Section 2.2 shall be conditioned upon such Investor’s participation in such underwriting on the terms set forth herein and (ii) all Investors including Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters selected for the underwriting by the Company. If any Investor who has requested inclusion of its Registrable Shares in such registration as provided above disapproves of the terms of the underwriting, such person may elect, by written notice to the Company, to withdraw its shares from such Registration Statement and underwriting. If the managing underwriter advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the shares held by Other Holders shall be excluded from such Registration Statement and underwriting to the extent deemed advisable by the managing underwriter, and, if a further reduction of the number of shares is required, the number of shares that may be included in such Registration Statement and underwriting shall be allocated first to the Company and second among all Investors requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (on an as-converted basis) held by them on the date the Company gives the notice specified in Section 2.2(a); provided that, unless such registration is in connection with the Company’s Initial Public Offering, the number of Registrable Shares permitted to be included therein shall in any event be at least 30% of the securities included therein (based on aggregate market values). If any Investor would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting Investors pro rata in the manner described in the preceding sentence.

2.3 Registration Procedures.

(a) If and whenever the Company is required by the provisions of this Agreement to effect the registration of any Registrable Shares under the Securities Act, the Company shall:

(i) file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become effective as soon as possible;

(ii) as expeditiously as reasonably possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and to keep the Registration Statement effective for six (6) months from the effective date or such lesser period until all such Registrable Shares are sold;

(iii) as expeditiously as reasonably possible furnish to each Selling Stockholder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such Selling Stockholder;

(iv) as expeditiously as reasonably possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the Selling Stockholders; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction, or to amend its Certificate of Incorporation or By-laws in a manner that the Board of Directors of the Company determines is inadvisable;

(v) as expeditiously as reasonably possible, cause all such Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(vi) promptly provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement;

(vii) promptly make available for inspection by the representative designated by the Selling Stockholders owning a majority of the Registrable Shares of the Selling Stockholders to be included in such Registration Statement (the “Selling Stockholder Representative”), any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by the Selling Stockholder Representative or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(viii) notify each Selling Stockholder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed; and

(ix) as expeditiously as reasonably possible following the effectiveness of such Registration Statement, notify each seller of such Registrable Shares of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus.

(b) If the Company has delivered a Prospectus to the Selling Stockholders and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Stockholders and, if requested, the Selling Stockholders shall immediately cease making offers of Registrable Shares and return all Prospectuses to the Company. The Company shall promptly provide the Selling Stockholders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Shares.

(c) In the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be materially detrimental to the Company, the Company shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this Section 2.3(c) to suspend sales of Registrable Shares for a period in excess of 30 days consecutively or 60 days in any 365-day period.

2.4 Allocation of Expenses. The Company will pay all reasonable Registration Expenses for all registrations under this Agreement; provided, however, that if a registration under Section 2.1 is withdrawn at the request of the Initiating Holders (other than as a result of a material adverse change in the business or financial condition of the Company which is made known to the Selling Stockholders after the date on which such registration was requested and the request was withdrawn upon learning such information) and if the Initiating Holders elect not to have such registration counted as a registration requested under Section 2.1, the Selling Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration.

2.5 Indemnification and Contribution.

(a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, to the extent permitted by law, the Company will indemnify and hold harmless each Selling Stockholder, each underwriter of such Registrable Shares, and each other person, if any, who controls such Selling Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act (collectively, each “Company Indemnified Party”) against any losses, claims, damages or liabilities, joint or several, to which such Selling Stockholder, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the Registration Statement or the offering contemplated thereby; and the Company will reimburse such Selling Stockholder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such Selling Stockholder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent (and only to the extent) that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Selling Stockholder, underwriter or controlling person specifically for use in the preparation thereof; provided further, however, that the indemnity agreement contained in this Section 2.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld; and provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of a Company Indemnified Party from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Company Indemnified Party to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sales of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, to the extent permitted by law, each Selling Stockholder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers, legal counsel and accountants for the Company, and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act (collectively, the “Selling Stockholder Indemnified Parties”), against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if and to the extent (and only to the extent) that the statement or omission was made in reliance upon and in conformity with information relating to such Selling Stockholder furnished in writing to the Company by such Selling Stockholder specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement, or (ii) any violation or alleged violation by the Selling Stockholder of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the Registration Statement or the offering contemplated thereby; and each such Selling Stockholder will reimburse any person or entity intended to be indemnified pursuant to this Section 2.5(b) for any legal or any other expenses reasonably incurred by such person or entity in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Selling Stockholder, which consent shall not be unreasonably withheld; provided further, however, that the obligations of a Selling Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Selling Stockholder of Registrable Shares sold in connection with such registration, except in the case of fraud or willful misconduct by such Selling Stockholder; and provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of a Selling Stockholder Indemnified Party from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Selling Stockholder Indemnified Party to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sales of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(c) Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld, conditioned or delayed); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.5 except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if the Indemnified Party reasonably concludes that representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.5 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject (after contribution from others as applicable) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Selling Stockholders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Selling Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Company or the Selling Stockholders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 2.5(d), (i) in no case shall any one Selling Stockholder be liable or responsible for any amount in excess of the net proceeds received by such Selling Stockholder from the offering of Registrable Shares and (ii) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.5(d), notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section 2.5(d). No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The rights and obligations of the Company and the Selling Stockholders under this Section 2.5 shall survive the termination of this Agreement.

2.6 Other Matters with Respect to Underwritten Offerings. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 2.1, the Company agrees to (a) enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of the Company and customary covenants and agreements to be performed by the Company, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering; (b) use its best efforts to cause its legal counsel to render customary opinions to the underwriters and the Selling Stockholders with respect to the Registration Statement; and (c) use its best efforts to cause its independent public accounting firm to issue customary “comfort letters” to the underwriters with respect to the Registration Statement.

2.7 Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

2.8 “Lock-Up” Agreement; Confidentiality of Notices. Each Investor, if requested by the Company and the managing underwriter of the Initial Public Offering, shall not (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Shares or other securities of the Company (excluding securities acquired in the Initial Public Offering or in the public market after such offering) held by such Investor, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Registrable Shares or other securities of the Company (excluding securities acquired in the Initial Public Offering or in the public market after such offering), whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Registrable Shares or other securities of the Company (excluding securities acquired in the Initial Public Offering or in the public market after such offering), in cash or otherwise, for a period of not greater than 180 days following the effective date of the Registration Statement for the Initial Public Offering; provided, that all stockholders of the Company then holding at least 1% of the outstanding Common Stock (on an as-converted basis) and all officers and directors of the Company enter into similar agreements; provided further, that each Investor agrees to enter into customary “lock-up” agreements evidencing the foregoing.

The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such 180-day period.

As a condition to the obligations of the Investors listed on Exhibit A (the “Series I Investors”) of the Series I Preferred Stock Purchase Agreement dated July 7, 2005 (the “Series I Purchase Agreement”) and the Series J Investors under this Section 2.8, the Company agrees to use its reasonable best efforts to ensure that the “lock-up” obligation of the Series I Investors and Series J Investors who qualify as Major Investors (as defined in Section 3) under this Section 2.8, and any agreement entered into by such Major Investors as a result of their obligations under this Section 2.8, shall provide that such Major Investors will participate in any early release or (on a pro rata basis) in any early partial release of a stockholder from such “lock up” obligations.

Any Investor receiving any written notice from the Company regarding the Company’s plans to file a Registration Statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.

2.9 Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of Investors holding at least two-thirds of the Registrable Shares then held by all Investors, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company which grants such holder or prospective holder rights to include securities of the Company in any Registration Statement, unless (a) such rights to include securities in a registration initiated by the Company or by Investors do not reduce the amount of the Registrable Shares that are included, and (b) no rights are granted to initiate a registration, other than registration pursuant to a registration statement on Form S-3 (or its successor) in which Investors are entitled to include Registrable Shares on a pro rata basis with such holders based on the number of shares of Common Stock (on an as-converted basis) owned by Investors and such holders.

2.10 Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144 so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

2.11 Delay of Registration. No Investor shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12 Termination. All of the Company’s obligations under this Section 2, except with respect to Section 2.5, shall terminate upon the earliest of (a) five years after the closing of the Initial Public Offering, (b) the date on which no Investor holds any Registrable Shares or (c) a Company Sale.

3. Covenants of the Company. For purposes of this Section 3, a “Major Investor” shall mean any Investor who holds at least 750,000 shares of Common Stock (as adjusted to reflect any stock split, stock division or consolidation) issued or issuable upon conversion or exercise of the (i) Series A Preferred Stock, (ii) Series B Preferred Stock, (iii) Series C Preferred Stock, (iv) Series D Preferred Stock, (v) Series E Preferred Stock, (vi) Series F Preferred Stock, (vii) Series G Preferred Stock, (viii) Series H Preferred Stock, (ix) Series I Preferred Stock, (x) Series J Preferred Stock, (xi) Shadow Preferred relating to the aforementioned series of Preferred Stock and (xii) Warrants. For purposes of this Section 3, Investor and Major Investor include any general partners and affiliates of such Investor or Major Investor, as the case may be, including any investment advisor of any Investor or Major Investor which is an investment company as defined under the Investment Company Act of 1940, as amended.

3.1 Delivery of Financial Statements. Except with respect to Section 3.1(a) below which shall be delivered to all Investors, the Company shall deliver to each Major Investor (except those it reasonably deems competitors of the Company):

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a schedule as to the sources and applications of funds for such year. Such year-end financial reports are to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants selected by the Company, as approved by the Audit Committee of the Board of Directors;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter, an unaudited balance sheet, a statement of shareholder’s equity as of the end of such fiscal quarter, and a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto, all in sufficient detail as to permit the Investor to calculate its percentage equity ownership in the Company.

(c) within thirty (30) days of the end of each month, an unaudited income statement and schedule as to the sources and application of funds and balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e) with respect to the financial statements called for in subsection (b) of this Section 3.1, an instrument executed by the Chief Financial Officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition and capitalization of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

(f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Major Investor or any assignee of the Major Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 3.1 to provide information which (i) it deems in good faith to be a trade secret or similar confidential information unless and until such Major Investor or any assignee of such Major Investor has executed and delivered to the Company a non-disclosure agreement in a form reasonably acceptable to the Company or (ii) would adversely affect the attorney-client privilege between the Company and its counsel.

3.2 Inspection. The Company shall permit each Major Investor (except those it reasonably deems competitors of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times and during normal business hours as may be requested by the Major Investor upon reasonable advance notice to the Company; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which (i) it reasonably considers to be a trade secret or similar confidential information unless and until such Major Investor or any assignee of such Major Investor has executed and delivered to the Company a non-disclosure agreement in a form reasonably acceptable to the Company or (ii) would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Right of First Offer. Subject to the terms and conditions specified in this Section 3.3, and applicable securities laws, the Company hereby grants to each Investor (excluding any Investor who fails to qualify as a Fully-Exercising Investor (as defined below)) at any time following the closing of the transactions contemplated by the Series I Purchase Agreement; each an “Eligible Investor”) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Eligible Investor in accordance with the following provisions:

(a) The Company shall deliver a Notice (as defined in Section 5.5 hereof) to the Eligible Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 20 days after receipt of the Notice, the Eligible Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock, issued or issuable upon conversion of the Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J Preferred Stock, Shadow Preferred stock relating to the foregoing Preferred Stock and Warrants (the “Eligible Shares”) then held by such Eligible Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Eligible Investor which elects to purchase all the shares available to it (“Fully-Exercising Investor”) of any other Eligible Investor’s failure to do likewise. During the ten (10) day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Eligible Investors were entitled to subscribe but which were not subscribed for by the Eligible Investors which is equal to the proportion that the number of shares of Common Stock issued or issuable upon conversion of the Eligible Shares then held by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued or issuable upon conversion of the Eligible Shares then held by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

(c) If all Shares referred to in the Notice are not elected to be obtained as provided in subsection 3.3(b) hereof, the Company may, during the 30-day period following the expiration of the period provided in subsection 3.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Eligible Investors in accordance herewith.

(d) The right of first offer in this paragraph 3.4 shall not be applicable (i) to the issuance or sale of up to 3,670,000 shares of Common Stock (or options therefor) (the number of such shares to be appropriately adjusted to reflect any stock split, stock division or consolidation) to officers, employees, consultants, and directors of the Company directly or pursuant to a stock benefit plan, agreement or arrangement adopted by the Board of Directors, (ii) to the issuance of securities in connection with a stock dividend, stock split, subdivision or other distribution to the Company’s stockholders, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, including the Warrants, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, and Shadow Preferred relating to the aforementioned series of Preferred Stock, (iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or (v) to the issuance of securities to persons or entities with which the Company has bona fide business relationships which are not primarily directed to the raising equity capital, including, without limitation, corporate partners, equipment lessors, banks or real property lessors.

3.4 Qualified Small Business. The Company represents and warrants to the Investors that its aggregate gross assets, as defined by Section 1202(d)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), at no time between its incorporation and through the Closing (as defined in the Series J Purchase Agreement), have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Section 1202(d)(3) of the Code. The Company covenants that so long as it reasonably believes that the Series A, B, C, D, E, F, G, H, I or J Preferred Stock or the Common Stock issuable therefor held by Investors or a transferee would qualify as Qualified Small Business Stock as defined in Section 1202(c) of the Code it will timely file all reports or filings with the Internal Revenue Service required of a Qualified Small Business.

3.5 Board of Director Matters.

(a) The Company’s Board of Directors shall consist of seven members. There shall be at least five meetings of the Board of Directors per year held no less frequently than once per quarter, unless otherwise agreed by the Board of Directors. The Board of Directors shall establish Audit and Compensation Committees and, subject to compliance with applicable laws, a director representative of the holders of the Series I Preferred Stock (as elected pursuant to Section 4.1 below) shall have the right to be a member of each of these committees at such director’s option.

(b) The Company shall maintain provisions in its Certificate of Incorporation or By-Laws providing for indemnification of its directors to the full extent permitted by law. The Company shall also maintain directors’ and officers’ liability insurance in an amount satisfactory to the Company’s Board of Directors. In the event of a merger or consolidation in which the Company is not the surviving entity, the Company’s successor entity shall be required to assume the Company’s indemnification obligations with respect to the Company’s directors.

(c) The Company shall not, without the approval of its Board of Directors: (i) make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company; (ii) make any loan or advance to any person, including, any employee or director of the Company, except advances and similar expenditures in the ordinary course of business or under the terms of a employee stock or option plan approved by the Board of Directors; (iii) guarantee any indebtedness, except for trade accounts of the Company or any subsidiary thereof arising in the ordinary course of business; (iv) make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100 million, or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years; (v) incur any aggregate indebtedness in excess of $200,000 that is not already included in the budget approved by the Company’s Board of Directors, other than trade credit incurred in the ordinary course of business; (vi) enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person except transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors; (vii) hire, terminate, or change the compensation of the Company’s executive officers, including through the approval of any stock option plans; (viii) change the principal business of the Company, enter new lines of business, or exit the current line of business; or (ix) sell, transfer, license, pledge or encumber any of the Company’s technology or intellectual property, other than licenses granted in the ordinary course of business.

3.6 Notification of Certain Events. The Company agrees and covenants to notify each Major Investor as soon as practicable following: (i) the filing of a registration statement under the Securities Act for the purposes of a public offering of the Company’s securities; (ii) the issuance of a press release by the Company; (iii) the issuance, in a single or related transactions, of additional shares of the Company’s capital stock unless such issuance is made as described in Section 3.3(d)(i)-(v) above; (iv) a change in any of the executive officers or the heads of any department of the Company related to product clinical study, product research or product development; and (v) a change in control of the Company.

3.7 Termination of Covenants. The Company’s covenants set forth in this Section 3 shall terminate and be of no further force and effect upon the earliest to occur of (i) the closing of a Company Sale, (ii) a sale of capital stock of the Company in which the holders of capital stock of the Company immediately prior to such sale of stock do not hold, immediately following such transaction, at least a majority of the voting power of the Company, or (iii) the closing of a Qualifying Public Offering.

4. Voting of Shares. During the term of this Agreement, the Investors agree to vote all of the shares of the Company’s voting securities now or hereafter owned by them, whether beneficially or otherwise (the “Voting Shares”), at any regular or special meeting of the stockholders of the Company, or, in lieu of any such meeting, to give their written consent, in the election or removal of directors of the Company as provided in this Section 4.

4.1 Election of Directors.

(a) During the term of this Agreement, the Investors agree to vote their Voting Shares to elect to the Board of Directors (i) one person designated by NSV Partners V, L.P. and NSV Partners V-A, L.P. and their respective affiliates (collectively, “NSV”), such person initially to be Somu Subramaniam, (ii) one person designated by the holders of a majority of the outstanding Series I Preferred Stock (excluding Series I Preferred Stock held by NSV, the “Other Series I Stockholders”), such person initially to be Ray Larkin, (iii) the Company’s Chief Executive Officer, (iv) one person designated by Kleiner Perkins Caufield & Byers VII and KPCB VII Founders’ Fund and their respective affiliates (collectively “KPCB”), such person initially to be Joseph Lacob, and (v) the remaining directors designated by the majority of the directors selected in subparagraphs (i) through (iv) above, and possessing relevant industry expertise, such persons to initially be Frank Fischer, Hayden Harris and David Musket.

(b) The Investors shall not vote to remove any director unless (i) the Investors are instructed by the person(s) entitled to designate such director to remove such director, or (ii) such director acts in bad faith or commits willful misconduct.

(c) The Company shall provide NSV, the Other Series I Stockholders and KPCB with 20 days’ prior written notice (the “Nominee Notice”) of any intended mailing of a notice to stockholders for a meeting at which directors are to be elected (the “Director Election Notice”). NSV, the Other Series I Stockholders and KPCB shall give written notice to all other parties to this Agreement, no later than 15 days prior to the mailing by the Company of such Director Election Notice, of the persons designated pursuant to Section 4.1(a) above as nominees for election as directors. The Company agrees to nominate and recommend for election as directors the individuals designated, or to be designated, pursuant to Section 4.1(a). If NSV, the Other Series I Stockholders or KPCB shall fail to give notice to the Company as provided above, it shall be deemed that the designees then serving as directors shall be the designees for reelection.

4.2 Replacement of Director. In the event of any termination or resignation of any director elected pursuant to Section 4.1(a) above, the Investors shall take all actions necessary and appropriate to cause such vacancy to be filled in accordance with the provisions of this Section 4.

4.3 Drag Along Rights.

(a) In the event that the Board of Directors and the holders of at least two-thirds of the outstanding shares of Series I Preferred Stock and Series J Preferred Stock, voting together as a single class (the “Series I/J Supermajority Holders”) vote to approve or otherwise enter into a transaction with another entity (the “Purchasing Entity”) that would qualify as a Company Sale, then the Series I/J Supermajority Holders shall have the right to require all other Investors to vote in favor of, consent to and raise no objection to such Company Sale, and if such right is exercised pursuant to this Section 4.3, each holder of the Company’s capital stock hereto hereby agrees to vote all of the shares of the Company’s capital stock held by such holder in favor of such Company Sale.

(b) In the event that the Board of Directors and the Series I/J Supermajority Holders vote to approve or otherwise enter into a transaction with another entity that would qualify as a Company Sale (such Series I/J Supermajority Holders are referred to herein as the “Drag-Along Rights Holders”), the Drag-Along Rights Holders shall have the right to require all other Investors to sell or transfer all of their capital stock of the Company to such unaffiliated purchaser on the same terms and conditions applicable, and for the same type and amount of consideration payable, to such Drag-Along Rights Holders as determined on a pro rata basis (treating all convertible securities as fully converted into Common Stock for purposes of calculating such Investor’s pro rata share); provided, however, that the aggregate proceeds from such sale or sales shall be distributed to the selling holders (including holders selling due to the exercise of the rights set forth in this Section 4.3(b)) in accordance with the rights and preferences set forth in, and assuming the Company had been liquidated under the appropriate provisions of, the Amended and Restated Certificate of Incorporation (as amended from time to time). In the event the Drag-Along Rights Holders agree to any Company Sale and elect to require all other Investors to sell or transfer their capital stock pursuant to this Section 4.3(b), the Drag-Along Rights Holders shall notify the other Investors of such proposed Company Sale (the “Drag Notice”) at least thirty (30) days prior to the consummation of such proposed Company Sale.

(c) The Drag Notice shall set forth (a) a summary description of the form of the proposed Company Sale, (b) the name of the proposed purchaser and (c) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed purchaser, including copies of any terms sheet or letter of intent with respect to the proposed Company Sale. Within twenty (20) days after receipt of the Drag Notice, the Investors (other than the Drag-Along Rights Holders) shall take all necessary and reasonably desirable actions in connection with the consummation of the proposed Company Sale described in the Drag Notice, including, without limitation, (a) executing and delivering agreements and instruments reasonably satisfactory in form and substance to the proposed purchaser and the Drag-Along Rights Holders, as may be reasonably necessary to provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Company Sale, and (b) appointing the Chief Executive Officer of the Company as attorney and agent of such Investors to execute and/or deliver any and all instruments on their behalf in connection with such Company Sale, subject only to the satisfaction by the third party of its obligations to consummate the proposed Company Sale; provided, however, that no Investor compelled to take any action contemplated by this Section 4.3(c) shall be required to (A) make any representations or warranties regarding the Company, (B) incur any indemnification obligation or other contractual liability in excess of the amount of consideration to be received by such Investor in connection with the Company Sale, or (C) incur any indemnification obligation or other contractual liability in excess of such Investor’s pro-rata share of such obligation or liability with all other Investors.

(d) The foregoing notwithstanding, nothing in this Section 4.3 shall require Investors holding shares of Series J Preferred Stock to consent or agree to the conversion of such shares of Series J Preferred Stock into Common Stock in connection with or in anticipation of a Company Sale absent the affirmative election of holders of a majority of the Series J Preferred Stock then outstanding.

(e) The provisions of this Section 4.3 shall not apply to the Investors listed on Schedule II, unless and until such Investor executes this Agreement, or a joinder hereto.

4.4 Transfer of Rights. Any person to which Voting Shares are transferred, whether voluntarily or by operation of law, shall be bound by the voting obligations imposed upon the transferor under this Agreement, to the same extent as if such transferee were an Investor hereunder; and no Investor shall transfer any Voting Shares unless the transferee provides a written instrument to the Company notifying the Company (or the transfer agent if one shall be appointed) of such transfer and agreeing in writing to be bound by the terms of this Agreement.

4.5 Grant of Proxy. Each Investor hereby grants to the Chief Executive Officer of the Company an irrevocable proxy, coupled with an interest, to vote all capital stock of the Company owned by such Investor and to take such other actions to the extent necessary to carry out the provisions of this Section 4.

4.6 Termination. The voting obligations set forth in this Section 4 shall terminate in its entirety upon the earliest to occur of (i) the closing of a Company Sale, (ii) a sale of capital stock of the Company in which the holders of capital stock of the Company immediately prior to such sale of stock do not hold, immediately following such transaction, at least a majority of the voting power of the Company, or (iii) the closing of an Qualifying Public Offering.

5. Miscellaneous.

5.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Registrable Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

5.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof; or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

5.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. The Company shall reimburse the appropriate Investor(s) for reasonable expenses incurred by the designated Series I director representatives and the KPCB representative in attending Board of Directors’ meetings as directors of the Company, and pay director’s fees with respect to such designated Series I director representatives in amounts typically received by other directors of the Company who are holders or are affiliated with holders of Preferred Stock (if any such amounts are typically paid to such directors of the Company).

5.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the holders of a majority of the Series I and Series J Preferred Stock voting together as a single class, and (iii) and the holders of a majority of the Common Stock issued or issuable upon the conversion of the Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J Preferred Stock, and Shadow Preferred; provided, however, that if such amendment or waiver affects only a specific Investor (or class or series of Investors, as applicable), then such amendment or waiver may be effected upon the written consent of the Company and such Investor (or a majority of the class or series of Investors, as applicable). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any of such securities (including the securities into which such securities are convertible or exercisable) then outstanding, each future holder of all such Registrable Shares, and the Company. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Investor (or class or series of Investors, as applicable) without the written consent of such Investor (or a majority of the class or series of Investors, as applicable), unless such amendment, termination or waiver applies to all Investors in the same manner. The Existing Agreement is hereby amended and superseded in its entirety and restated herein. Such amendment and restatement is effective upon execution and delivery of this Agreement by the Company and other parties required pursuant to the Existing Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Existing Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

5.8 Legend. All certificates representing the shares subject to this Agreement shall be endorsed with substantially the following legend:

“THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AND VOTING AGREEMENT DATED JANUARY 29, 2008, BETWEEN THE CORPORATION AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST OF THE SHARES). SUCH AGREEMENT GRANTS CERTAIN RIGHTS TO THE CORPORATION AND CERTAIN OTHER STOCKHOLDERS, AND SUBJECTS THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE TO CERTAIN VOTING AGREEMENTS. THE CORPORATION WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

5.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

5.10 Aggregation of Stock. All Registrable Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.11 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TherOx, Inc.

By:	/s/ Kevin T. Larkin
Kevin T. Larkin
President and Chief Executive Officer

Investors

(Signature)

(Print Name)

(Print title if signing on behalf of an entity)

[Signature Page to Third Amended and Restated Investors’ Rights and Voting Agreement]

SCHEDULE I

Investors bound by Third Amended and Restated Investors’ Rights and Voting Agreement

Abbott Investments, LLC AHA LLC	Ian M. Larkin Amy Larkin Fields
Alex Barkas, Ph.D.	Larkin Family Trust dated May 14, 1994
Aperture Capital II, L.P.	Kleiner Perkins Caufield & Byers VII, L.P.
Aperture T Investment, LLC. Article 7 Marital Trust u/w/o Sherman Lewis, Jr.	KPCB Holdings, Inc., as nominee KPCB Life Sciences Zaibatsu Fund II
Azure Technology Investments I Limited	Louis P. Ferrero
Barry Kurokawa and Lorraine Schwarz, as husband and wife	Montague H. Hackett, Jr.
Bayview Investors, Ltd.	Neil K. Braverman
Bert L. Zaccaria	NSV Partners V, L.P.
B.I.B., LLC	NSV Partners V-A, L.P.
Brady Family Foundation	New Science Ventures Fund I, L.P.
Brian S. Gould and Chris Gasparovich, JTWRO S	New Science Ventures Fund I-Euro, L.P.
C. Raymond and Mary Ann Larkin Living Trust U/A/D/ 05/10/1991	New Science Ventures Fund I-Crozet, L.P.
CGI Private Equity LP LLC	NSV Partners Institutional, L.P.
Charlotte S. Germane	NSV Master Limited Partnership I, L.P.
Clique Capital, LLC	NSV Partners A, L.P.
Cross Creek Capital Employee’s Fund, L.P. Cross Creek Capital, L.P.	Oxygen Investment Partners G.P., a California general partnership
DAG Ventures GP Fund III, LLC	Pat Brady
DAG Ventures III, L.P.	Paul J. Zalesky, Ph.D.
DAG Ventures III-QP, L.P.	Perry Family Trust
Daniel Grady	Piper Jaffray, Inc.
David B. Musket	ProMed Offshore Fund, Ltd.
DeBurgh, LLC	ProMed Partners, L.P.
Irwin B. Eskind Marital Trust U/W of Irwin B. Eskind	Prospect Venture Partners, L.P.
Earl Eastman	Rebecca L. Kuhn
East River Ventures, L.P. EDF Ventures, Limited Partnership	Richard A. Schatz, Trustee of the Richard A. Schatz Family Revocable Trust dated June 28, 2002
Enterprise Development Fund II, L.P.	Richard J. Eskind
Enterprise Development Fund, L.P.	Robert L. Egan
Environmental Consulting & Technology, Inc.	Robert M. Dewey, Jr.
Frank M. Fischer Genesi Family Partnership Ltd.	Sierra Ventures V, L.P. Stonor Group Limited
George Truett Jarrard, III	SYCR Investment Partnership of 1982
Gordon A. Kamisar, Esq.	The Walters Group
Gregory G. and Diana G. Huston, JTWROS	Thomas Doerr, M.D. and Kathleen M. Doerr, JTWROS
Gregory G. Huston IRA, Oppenheimer & Co. as Custodian	Thomas Glover
H&Q Healthcare Investors	Tsedaka, Inc.
H&Q Life Sciences Investors	VCFA Holdings III, LLC
Hayden H. Harris Living Trust dtd 3/6/98	Wasatch Funds, Inc.
Hess Family Trust UAD 8/3/89 Integral Capital Partners III, L.P.	William Preston Wheatley MedTech Partners, L.P.
Integral Capital Partners International III, L.P.	Wheatley Partners II, L.P.
Integral Capital Partners VI, L.P. Integral Capital Partners VII, L.P.	William Lippman, Trustee of the Lippman Living Trust U/A dated 8/11/99
J. Richard Spears, M.D.
James B. Anderson
James C. Gilstrap Trust, dated 1/16/95
John and Andrea Caplan Revocable Trust dated 9/26/94
John R. Larson John Taylor

SCHEDULE II

Investors not subject to Section 4.3

Azure Technology Investments I Limited

Environmental Consulting & Technology, Inc.

John Taylor

Stonor Group Limited